Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

1.25 Year Autocallable Equity Linked Securities Linked to the Worst of SPX and RTY

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	S&P 500® Index (ticker: "SPX") and Russell 2000® Index (ticker: "RTY")
Pricing date:	July 16, 2021
Valuation date:	October 17, 2022
Maturity date:	October 20, 2022
Coupon:	8.00% per annum, paid quarterly
Coupon payment dates:	Quarterly
Knock-in value:	For each underlying, 75% of its initial underlying value
Knock-in event:	A knock-in event will occur if, on any scheduled trading day during the observation period, the closing value of any underlying is less than its knock-in value
Observation period:	The period from but excluding the pricing date to and including the valuation date
Automatic early redemption:	If on any autocall date the closing value of the worst performer is above its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related coupon
Autocall dates:	Quarterly beginning after six months
CUSIP / ISIN:	17329Q4V9 / US17329Q4V91
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying on any date, (current closing value - initial underlying value) / initial underlying value
Worst performer:	On any date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):	You will receive at maturity, for each security you then hold, the final coupon payment plus: • If the final underlying value of the worst performer on the valuation date is greater than or equal to its initial underlying value: $1,000 • If the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock-in event has not occurred: $1,000 • If the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock-in event has occurred: • $1,000 + ($1,000 × the underlying return of the worst performer on the valuation date) If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock-in event has occurred, you will receive less than the stated principal amount of your securities, and possibly nothing (other than the final coupon payment), at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated July 8, 2021

Hypothetical Interim Payment per Security

Hypothetical Underlying Return of Worst Performer on Autocall Date	Hypothetical Payment on the Immediately Following Coupon Payment Date	Hypothetical Redemption
100.00%	$1,020.00	Redeemed
50.00%	$1,020.00	Redeemed
25.00%	$1,020.00	Redeemed
0.00%	$1,020.00	Redeemed
-10.00%	$20.00	Securities not redeemed
-20.00%	$20.00	Securities not redeemed
-25.00%	$20.00	Securities not redeemed
-75.00%	$20.00	Securities not redeemed
-100.00%	$20.00	Securities not redeemed

If the closing value of the worst performer is greater than or equal to its initial underlying value on any autocall date, then the securities will be automatically redeemed prior to maturity.

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity and includes the final coupon payment

Hypothetical Worst Underlying Return on Valuation Date	Hypothetical Payment at Maturity if a Knock-in Event has **not** Occurred	Hypothetical Payment at Maturity if a Knock-in Event has Occurred
100.00%	$1,020.00	$1,020.00
75.00%	$1,020.00	$1,020.00
50.00%	$1,020.00	$1,020.00
25.00%	$1,020.00	$1,020.00
0.00%	$1,020.00	$1,020.00
-20.00%	$1,020.00	$820.00
-25.00%	$1,020.00	$770.00
-25.01%	N/A	$769.90
-75.00%	N/A	$270.00
-100.00%	N/A	$20.00

Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock - in event has occurred, meaning the closing value of at least one of the underlyings was less than its knock - in value on at least one scheduled trading day during the period from but excluding the pricing date to and including the valuation date, you will be fully exposed to any depreciation of the worst performer on the valuation date. If the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock - in event has occurred, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • The securities will be adversely affected by volatility in the closing values of the underlyings . • Higher coupon payment rates are associated with greater risk. • The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performer, and you will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. • The securities offer downside exposure to the worst performer, but no upside exposure to any underlying. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.